EXHIBIT 99.1

MIM Reaches Tentative Agreement with Founder
-- Settlement Amount to be Recorded in Fourth Quarter 2003 --

      ELMSFORD, NY - March 4, 2004 - MIM Corporation (NASDAQ:MIMS) (CBOE:OQX) (AMEX:OQX), a pharmaceutical healthcare organization, today announced that it has reached a tentative settlement with the Company's founder concerning his pending indemnification action against the Company. As previously disclosed in the Company's quarterly filings, an action was commenced for, among other things, indemnification of $2.4 million paid to the federal government and State of Tennessee.

      Although a tentative settlement was entered into subsequent to the Company's 2003 fiscal year end and its 2003 year-end and fourth quarter earnings press release, based on the accounting rules governing this type of transaction, it will be accounted for in the fourth quarter of 2003. Accordingly, the Company estimates that a pre-tax charge of $950,000 will be included in the Company's 2003 full year results.

      As a result, fourth quarter diluted earnings per share are $0.04 versus $0.07, as previously reported. The annual diluted earnings per share are now $0.40 versus $0.43. Net income for the fourth quarter 2003 is now $1.0 million compared to $1.5 million, as previously reported. The net income for the year is restated at $9.1 million compared to $9.7 million.

      "Given the substantial costs of proceeding with this litigation and the significant management time and attention that would be required, we believe that a settlement makes sense at this time and is in the best interests of stockholders," said Mr. Richard H. Friedman, the Company's Chairman and Chief Executive Officer.

      The Company believes that it has rights of recovery for amounts paid in this settlement against third parties. The Company is exploring its rights against these parties and will pursue recovery if it is ultimately deemed to be in the stockholders' best interests. The settlement is subject to documentation and approval by MIM's Board and, if finalized, would include both parties' full release of the other.

      The settlement does not impact previously reported sales or gross profits and does not change the Company's 2004 financial guidance.

MIM Corporation (www.mimcorporation.com) is a pharmaceutical healthcare organization delivering innovative pharmacy benefit and healthcare solutions that provide results beyond expectations. We excel by harnessing our clinical expertise, sophisticated data management, and therapeutic fulfillment capability, and combine it with our dedicated, responsive team of professionals that understands our partners' needs. The result is cost-effective solutions enhancing the quality of patient life.

This press release may contain statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the intent, belief or current expectations of the Company, its directors, or its officers with respect to the future operating performance of the Company. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Important factors that could cause such differences are described in the Company's periodic filings with the Securities and Exchange Commission.

Contacts:

James S. Lusk Executive Vice President/Chief Financial Officer MIM Corporation 914-460-1648 Email: jlusk@mimcorporation.com	Rachel Levine Investor Relations The Anne McBride Co. 212-983-1702 ext. 207 Email: rlevine@annemcbride.com